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                                                                     EXHIBIT 3.1

                           SECOND AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION OF

                             NETSCOUT SYSTEMS, INC.


         NetScout Systems, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Law of the State of Delaware, hereby certifies as follows:

         The original Certificate of Incorporation of the Corporation was filed with the Secretary of State on April 21, 1993, under the Corporation's previous name, Frontier Software Development, Inc. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State on February 16, 1996 and Amendments to the Certificate of Incorporation were filed with the Secretary of State on July 11, 1996, March 31, 1997, May 4, 1998, and December 14, 1998. This Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of Delaware.

         The text of the Certificate of Incorporation of the Corporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

         FIRST.   The name of the Corporation is NetScout Systems, Inc.

         SECOND. The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, County of New Castle, Wilmington, Delaware. The name of its registered agent at such address is Corporation Service Company.

         THIRD.   The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Series A Preferred Stock." The total number of shares which the Corporation is authorized to issue is fifty-one million eight hundred ten thousand four hundred fifty-one (51,810,451) shares. Fifty-one million one hundred seventy-eight thousand eight hundred seventy-two (51,178,872) shares shall be Common Stock and six hundred thirty-one thousand five hundred seventy-nine (631,579) shares shall be Series A Preferred Stock (hereinafter "Series A Preferred"), each of which shall have a par value of $0.001 per share.

         Thirty-three million five hundred eighty-nine thousand four hundred thirty-six (33,589,436) shares of the Common Stock shall be designated "Voting Common Stock" (hereinafter "Voting Common"), each of which shall have a par value of $0.001 per share. Ten million six hundred twelve thousand one hundred eighty-two (10,612,182) shares of the Common Stock shall be designated "Non-Voting Common Stock" (hereinafter "Non-Voting Common"), each of which shall have a par value of $0.001 per share. Six million nine hundred seventy-seven thousand two hundred fifty-four (6,977,254) shares of the Common Stock shall be


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designated "Class B Convertible Common Stock" (hereinafter "Class B Common"), each of which shall have a par value of $0.001 per share. The Voting Common and the Non-Voting Common shall hereinafter be referred to collectively as "Junior Common Stock."

         The rights, preferences, restrictions and other matters relating to the stock of the Corporation are as follows:

         1.       DIVIDENDS.

                  (a) The holders of the Series A Preferred and Class B Common shall be entitled to receive, pari passu, when and as declared by the Board of Directors, out of funds legally available therefor, noncumulative dividends at the rate of $.95 per share and $.6388051 per share, respectively (each rate to be adjusted for any subdivisions, combinations, consolidations, or stock distributions or dividends with respect to such shares), per annum, payable in preference and priority to any payment of any dividend on Junior Common Stock of the Corporation. No dividends or other distributions shall be made with respect to the Junior Common Stock, until all declared dividends on the Series A Preferred and Class B Common have been paid or set apart. The holders of Class B Common shall be entitled to receive, out of funds legally available therefor, dividends when, if and as declared by the Board of Directors at the same rate as dividends (other than dividends paid in additional shares of Common Stock) are paid with respect to the Junior Common Stock (treating each such share of Class B Common on an as if converted to Voting Common basis).

                  (b) Notwithstanding paragraph (a) hereof, the Corporation may, subject to Section 4(d)(ii) hereof, at any time, out of funds legally available therefor, repurchase shares of Junior Common Stock of the Corporation issued to or held by employees or consultants of the Corporation or its subsidiaries upon termination of their employment or services, pursuant to any agreement providing for such right of repurchase, whether or not dividends on the Series A Preferred and the Class B Common shall have been paid and whether or not such dividends shall have been declared and funds set aside therefor.

         2.       LIQUIDATION PREFERENCE.


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                  (a)  In the event of any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment is made to or upon any shares of Junior Common Stock, from the available net assets of the Corporation, the holders of Series A Preferred and Class B Common shall receive, on a pari passu basis, the following amounts:
(A) for each share of Series A Preferred then held, property or cash in an amount equal to the sum of (i) $9.50 per share of Series A Preferred (as originally issued and appropriately adjusted for stock splits and the like) plus
(ii) all declared but unpaid dividends thereon, if any, through the date of such payment and (B) for each share of Class B Common then held, property or cash in an amount equal to the sum of (i) $6.38805 per share of Class B Common (as originally issued and appropriately adjusted for stock splits and the like) plus
(ii) all declared but unpaid dividends thereon, if any, through the date of such payment. If upon any dissolution, liquidation or winding up of the Corporation, the net assets available for distribution to the Corporation's shareholders pursuant to this subparagraph (a) shall be insufficient to permit payment to the holders of Series A Preferred and Class B Common of the amounts distributable as aforesaid, the entire net assets of the Corporation to be so distributed shall be distributed to the holders of Series A Preferred and Class B Common, and as among such holders, in proportion to the relative liquidation preferences owed to such holders hereunder.

                  (b) Upon any such liquidation, dissolution or winding up, after the holders of Series A Preferred and Class B Common shall have been paid in full the amount to which they shall be entitled pursuant to subparagraph (a) above, the remaining net assets of the Corporation shall be distributed ratably among the holders of Junior Common Stock in proportion to the number of shares of such stock until the holders of Junior Common Stock have received for each share of Junior Common Stock an amount equal to the result of (x) the amount received by the holders of Class B Common pursuant to Section 2(a) divided by
(y) the number of shares of Common Stock the outstanding shares of Class B Common are then convertible into, and any remaining net assets shall be distributed ratably among the holders of Series A Preferred, Class B Common and Junior Common Stock in proportion to the number of shares of such stock (on an as if converted to Common Stock basis), without distinction as to class.

                  (c) Unless waived by vote of the holders of at least a majority of the issued and outstanding shares of Series A Preferred and Class B Common, taken together (on an as if converted to Common Stock basis) as a single class, an Exit Event shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2. As used herein, the term "Exit Event" shall mean:

                       (i) any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) which will result in the Corporation's shareholders or their Family Members (as defined below) immediately prior to such transaction not holding (by virtue of such shares or securities issued solely with respect thereto) at least 50% of the voting power of the surviving or continuing entity (as used herein the "Family Members" of a referenced entity shall mean the immediate family (spouse, lineal ancestors or lineal descendants) of such entity and any trusts established for the benefit of such entity or its immediate family);


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                        (ii)  a sale of all or substantially all of the assets
of the Corporation, unless the Corporation's shareholders immediately prior to such sale will, as a result of such sale, hold (by virtue of securities issued as consideration for the Corporation's sale) at least 50% of the voting power of the purchasing entity; or

                       (iii) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

                        (iv) in connection with any such transaction contemplated by this Section 2, all consideration payable to the stockholders of the Corporation, in connection with a merger or consolidation, or all consideration payable to the Corporation, together with all other available assets of the Corporation (net of obligations owed by the Corporation), in the case of an asset sale, shall be paid to and deemed (to the fullest extent permitted by law) distributed (in the case of a merger or consolidation) or available for distribution and payment as provided herein (in the case of a sale of assets), as applicable, to the holders of capital stock of the Corporation in accordance with the preference and priorities set forth in Sections 2(a) and 2(b), with such preferences and priorities specifically intended to be applicable in any such merger, consolidation or sale transaction as if the same were a liquidation, dissolution or winding up. If applicable, the Corporation shall either (i) cause the agreement and plan of merger or consolidation to provide as a consequence of such merger or consolidation for the conversion of the Series A Preferred and Class B Common into the right to receive an amount equal to the applicable amounts payable under Section 2(a) or 2(b) in the form of applicable consideration for such merger of consolidation, or (ii) immediately concurrent with the consummation of the sale of all or substantially all of the assets of the Corporation, the redemption of all outstanding shares of the Series A Preferred and the Class B Common for an amount equal to the applicable amounts payable under Section 2(a) or 2(b) in the form of the applicable consideration for such sale. In the event of the foregoing redemption, (i) the Corporation shall revalue its assets and liabilities to the fullest extent permitted by law to determine lawfully available funds for such redemption, and (ii) if the Corporation shall not have such funds available to redeem all such shares, the Corporation shall redeem such shares to the fullest extent of available funds as the same became available.

                  (d) Any securities to be delivered to the shareholders pursuant to this Section 2 shall be valued as follows:

                       (i) If traded on a securities exchange or the National Market System of the National Association of Securities Dealers, Inc., the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30 trading day period ending three (3) days prior to the closing;

                      (ii) If actively traded over the counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the 30 trading day period ending three (3) days prior to the closing; and

                     (iii) If there is no active public market, the value shall be the fair


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market value thereof, as mutually determined by the Board of Directors of the
Corporation and the holders of a majority of the then outstanding shares of Series A Preferred and Class B Common, voting together as a single class (on an as if converted to Common Stock basis), or, if they are unable to agree, by an independent appraiser mutually acceptable to the Board and to such holders.

         3.       VOTING RIGHTS.

                  (a) VOTE OTHER THAN FOR DIRECTORS. Except as otherwise provided herein or required by law, the holder of (i) each share of Voting Common issued and outstanding shall have one vote with regard to any matter submitted to the shareholders for a vote and (ii) each share of Class B Common issued and outstanding shall be entitled to that number of votes equal to the number of shares of Voting Common into which each such share could be converted pursuant to Section 4 hereof with regard to any matter submitted to the shareholders for a vote. Holders of Common Stock and Series A Preferred shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Except as otherwise provided herein or required by law, the holders of shares of Non-Voting Common or of Series A Preferred shall have no right to vote on any matter (except to the extent that such holder may hold Voting Common or other voting securities of the Corporation). The authorized shares of any class of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware. The holders of capital stock of the Corporation shall have no cumulative voting rights.

                  (b) VOTING FOR DIRECTORS. So long as the TA Entities (as defined below) or any of their respective Affiliates hold at least 1,666,042 shares of Class B Common (appropriately adjusted for any stock split, dividend, combination, recapitalization or the like) or, if earlier, until the closing of a public offering, underwritten on a firm commitment basis by a nationally recognized investment banking organization or organizations, pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of shares of the Corporation's Voting Common (i) at a price per share of Voting Common, after underwriter discounts and commissions, of not less than $12.80 per share (appropriately adjusted for any stock split, dividend, combination, recapitalization or the like), (ii) for an aggregate offering price (after deduction of underwriter discounts and commissions) of not less than $40,000,000 and (iii) with respect to which such Voting Common is listed for trading on either the New York Stock Exchange or the Nasdaq National Market (a "Qualified Public Offering"), the number of directors of the Corporation shall be fixed at five (5) and the directors shall be elected in accordance with, and the Board of Directors shall be subject to, the following:

                       (i) The holders of a majority of the outstanding shares of Class B Common, voting as a class, shall be entitled to elect two (2) directors (the "Class B Directors"); provided that such holders may designate one, but not more than one, individual as one of such directors who is not an Affiliate (as defined below) of such holders and who is knowledgeable in the Corporation's industry and business (the "Outside Director"); provided, further, that any such


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Outside Director shall be subject to the initial approval of the holders of a majority of the outstanding shares of Voting Common, voting as a separate series, and PROVIDED, FURTHER, that if any such person continues to serve as such Outside Director for a period of one year after his or her initial election, at any meeting of stockholders of the Corporation at which directors of the Corporation are elected held after such one-year anniversary, such Outside Director shall continue to serve as a director of the Corporation only if the holders of a majority of the outstanding shares of Voting Common, voting as a separate series, vote in favor of the re-election of such Outside Director. Notwithstanding the foregoing, in the event that TA Advent VIII, L.P., Advent Atlantic & Pacific III, L.P., TA Executives Fund, LLC or TA Investors LLC (the "TA Entities") or any of their respective Affiliates hold less than 3,332,085 shares of Class B Common (appropriately adjusted for any stock split, dividend, combination, recapitalization or the like), the holders of a majority of the outstanding shares of Class B Common, voting as a class, shall be entitled to elect only one (1) director and the number of directors of the Corporation may be reduced from five (5) to four (4) if the holders of a majority of the outstanding shares of Voting Common, voting as a separate series, vote in favor of the elimination of such directorship. In the case of any vacancy in the office of a Class B Director, a successor shall be elected to hold office for the unexpired term of such Class B Director by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common, voting as a class, represented at a duly called special or annual meeting of such shareholders or by an action by written consent for that purpose, subject, in the case of election of any Outside Director, to the initial approval of the holders of a majority of the outstanding shares of Voting Common, voting as a separate series, and PROVIDED, FURTHER, that if any such person continues to serve as such Outside Director for a period of one year after his or her initial election, at any meeting of stockholders of the Corporation at which directors of the Corporation are elected held after such one-year anniversary, such Outside Director shall continue to serve as a director of the Corporation only if the holders of a majority of the outstanding shares of Voting Common, voting as a separate series, vote in favor of the re-election of such Outside Director. Except as required by law, any Class B Director may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the holders of a majority of the outstanding shares of Class B Common, voting as a class, represented at a duly called special or annual meeting of such shareholders or by an action by written consent for that purpose, provided that the foregoing shall not effect the right to call a meeting for the re-election of directors at any time and the approval rights of the Voting Common with respect to the Outside Director as set forth in this
Section 3(b)(i), and any such vacancy thereby created, shall be filled by the vote of the holders of a majority of the outstanding shares of Class B Common represented at such meeting or in such consent, voting as a class, subject, in the case of election of any Outside Director, to the initial approval of the holders of a majority of the outstanding shares of Voting Common, voting as a separate series, and PROVIDED, FURTHER, that if any such person continues to serve as such Outside Director for a period of one year after his or her initial election, at any meeting of stockholders of the Corporation at which directors of the Corporation are elected held after such one-year anniversary, such Outside Director shall continue to serve as a director of the Corporation only if the holders of a majority of the outstanding shares of Voting Common, voting as a separate series, vote in favor of the re-election of such Outside Director.


                       (ii) The holders of a majority of the outstanding shares of Voting


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Common and Class B Common, voting together as a single class, shall be entitled to elect three (3) directors (the "Common Directors"); PROVIDED, HOWEVER, that if the holders of Class B Common shall be entitled to elect only one director pursuant to Section 3(b)(i) above, then the holders of a majority of the outstanding shares of Voting Common and Class B Common, voting together as a single class, shall have the right to elect four (4) directors except when such directorship is eliminated pursuant to Section 3(b)(i) above. In the case of any vacancy in the office of a Common Director, a successor shall be elected to hold office for the unexpired term of such Common Director by the affirmative vote of the holders of a majority of the outstanding shares of Voting Common and Class B Common, voting together as a single class, represented at a duly called special or annual meeting of such shareholders or by an action by written consent for that purpose. Except as required by law, any Common Director may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the holders of a majority of the outstanding shares of Voting Common and Class B Common, voting together as a single class, represented at a duly called special or annual meeting of such shareholders or by an action by written consent for that purpose, and any such vacancy thereby created, shall be filled by the vote of the holders of a majority of the outstanding shares of Voting Common and Class B Common, voting together as a single class, represented at such meeting or in such consent, voting together as a single class. At any time when the holders of Class B Common, voting separately, shall not be entitled to elect any director of the Corporation, the holders of the outstanding shares of Voting Common and Class B Common, voting together as a single class, shall be entitled to fix the number of directors and elect each director of the Corporation.

                      (iii) In the event that any two Common Directors vote at a properly held meeting of the Board of Directors of this Corporation (or by a writing signed by such Common Directors) to veto an action by the Board of Directors of this Corporation, then such vetoed action shall be null and void and without force.

                       (iv) A quorum for the holding of a meeting of the Board of Directors shall consist of a majority of the Directors then in office notwithstanding that there may be a vacancy in the Board of Directors and action of the Board of Directors by unanimous written consent shall only require the written consent of the Directors then in office notwithstanding that there may be a vacancy in the Board of Directors. The provisions of this subparagraph (iv) shall take precedence over any inconsistent provision of the Bylaws of the Corporation.

                  (c) PROTECTIVE PROVISIONS OF THE SERIES A PREFERRED. In addition to any other rights provided by law, so long as any shares of Series A Preferred shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of the Series A Preferred, amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation or Bylaws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred, or increase or decrease the number of shares of Series A Preferred authorized hereby.

                  (d) PROTECTIVE PROVISIONS OF THE CLASS B COMMON. In addition to any other


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rights provided by law, so long as any shares of Class B Common shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of the Class B Common, amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation or Bylaws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Class B Common, or increase or decrease the number of shares of Class B Common authorized hereby.

         In addition, so long as the TA Entities or any of their respective Affiliates hold 1,666,042 shares of Class B Common (appropriately adjusted for any stock split, dividend, combination, recapitalization or the like), the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of the Class B
Common:

                        (i) (A) take any action or enter into any agreement to authorize, sell or issue any equity securities or bonds, certificates of indebtedness or debentures convertible or exchangeable into or for equity securities of the Corporation (x) which is senior to or has a preference or priority as to dividends or redemption rights or with respect to the distribution of assets or other amounts in connection with a liquidation, dissolution or winding up of the Corporation or an Exit Event over the Class B Common or (y) if the Corporation's pre-money valuation is less than $255 million, which is on a pari passu basis as to dividends or redemption rights or with respect to the distribution of assets or other amounts in connection with a liquidation, dissolution or winding up of the Corporation or an Exit Event with the Class B Common or (B) issue or make available for issuance (pursuant to the exercise of options or otherwise) more than 4,220,046 shares of Junior Common Stock (as appropriately adjusted for stock splits, reverse stock splits and the like) to employees, directors, and consultants in their capacities as such of the Corporation pursuant to the Corporation's stock and option plans or otherwise, provided that any options for such shares that expire or terminate unexercised or are otherwise forfeited and any such shares repurchased by the Corporation shall not be counted toward such maximum number.

                       (ii) except as otherwise expressly provided for in the Stock Purchase and Redemption Agreement, dated as of December 31, 1998, by and among the Corporation, the holders of Class B Common and the other parties named therein and except for dividends declared or paid on the Series A Preferred or Class B Common pursuant to this Certificate of Incorporation, declare or pay any dividends or make any distributions of cash, property or securities of the Corporation with respect to any shares of its Junior Common Stock or any other class of its capital stock, or directly or indirectly redeem, purchase, or otherwise acquire for consideration any shares of its Junior Common Stock, or any other class of its capital stock; PROVIDED, HOWEVER, that this restriction shall not apply to (i) dividends payable by the Corporation solely in Common Stock, (ii) the repurchase of shares of Junior Common Stock, other than shares of Junior Common Stock owned by Anil Singhal and Narendra Popat, pursuant to agreements under which the Corporation has the option or obligation to repurchase such shares upon the occurrence of certain events, including termination of employment and (iii) subject to Section 12.4 of the Amended and Restated Rights Agreement, dated as of January 15, 1999, by and among the Corporation, the holders of Class B Common and the other parties named therein,


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as the same may be amended from time to time, the purchase of shares pursuant to any right of first refusal to acquire shares in the event of certain proposed transfers;

                      (iii) acquire any other corporation or business concern whether by acquisition of assets, capital stock or otherwise, and whether in consideration of the payment of cash, the issuance of capital stock or otherwise, or make any material investment in another business entity or any joint venture or similar arrangement in one transaction or a series of related transactions in which the value of any such acquisition or transaction or series of related acquisitions or transactions exceeds $20 million;

                       (iv) recapitalize or reclassify any class or series of any Junior Common Stock into (x) shares which are senior to or have any preference or priority as to dividends or redemption rights or with respect to the distribution of assets or other amounts in connection with a liquidation, dissolution or winding up of the Corporation or an Exit Event over the Class B Common or (y) if the Corporation's pre-money valuation is less than $255 million, shares which are on a pari passu basis as to dividends or redemption rights or with respect to the distribution of assets or other amounts in connection with a liquidation, dissolution or winding up of the Corporation or an Exit Event with the Class B Common;

                        (v) liquidate or dissolve the Corporation or sell, lease, convey, exchange, transfer, or otherwise dispose of all or substantially all of the assets of the Corporation unless the holders of Class B Common will receive net proceeds of at least $12.80 per share of Class B Common (as originally issued and as appropriately adjusted for stock splits, reverse stock splits and the like) as a result of such liquidation, dissolution or transaction, payable at such time and in such manner as the holders of Junior Common Stock are paid with respect to their Junior Common Stock on such liquidation, dissolution or transaction; or

                       (vi) merge or consolidate with any other corporation unless the holders of Class B Common will receive net proceeds of at least $12.80 per share of Class B Common (as originally issued and as appropriately adjusted for stock splits, reverse stock splits and the like) as a result of such transaction, payable at such time and in such manner as the holders of Junior Common Stock are paid with respect to their Junior Common Stock on such transaction.

                  (e)  An "Affiliate" of an entity referenced herein shall mean
(i) any entity who controls, is controlled by, or is under common control with such entity, or (ii) any constituent partner or stockholder of such entity.

         4. CONVERSION. The holders of stock of this Corporation have conversion rights as follows (the "Conversion Rights"):

                  (a) RIGHT TO CONVERT. Each share of Series A Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series A Preferred, into such number of fully paid and nonassessable shares of Junior Common Stock as is determined by dividing $9.50 by the Conversion Price for such series, determined as hereinafter provided, in effect at


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the time of the conversion. The Junior Common Stock issuable upon such conversion at the option of a holder of Series A Preferred shall be Non-Voting Common, provided that, in the event that any such conversion at the option of a holder of Series A Preferred takes place at any time following such time as the Corporation shall become subject to the reporting requirements of Section 15(d) or Section 12(g) of the Securities Exchange Act of 1934, as amended (or any comparable successor law), then the Junior Common Stock issuable upon such conversion shall be Voting Common. Each share of Class B Common shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Class B Common, into such number of fully paid and nonassessable shares of Voting Common as is determined by dividing $6.388051 by the Conversion Price for such series, determined as hereinafter provided, in effect at the time of the conversion. The prices at which shares of Junior Common Stock shall be deliverable upon conversion (the "Conversion Prices" and each a "Conversion Price") shall initially be $2.375 per share of Junior Common Stock in the case of the Series A Preferred (taking into account the stock splits as stock dividends effected by the Corporation with respect to the Junior Common Stock in July 1996 and on December 14, 1998) and $6.388051 per share of Voting Common in the case of the Class B Common. Such initial Conversion Prices shall be subject to adjustment as hereinafter provided. Upon conversion, all declared and unpaid dividends on the Series A Preferred or Class B Common shall be paid, to the extent funds are legally available therefor, either in cash or in shares of Junior Common Stock of the same class as those issued upon such conversion, at the election of the Corporation, wherein the shares of such Junior Common Stock shall be valued at the fair market value at the time of such conversion, as determined in good faith by the Board of Directors of the Corporation.

                  (b) AUTOMATIC CONVERSION OF SERIES A PREFERRED. Each share of Series A Preferred shall automatically be converted into shares of (i) Voting Common at the then effective Conversion Prices upon the closing of a firm underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of shares of the Corporation's Common Stock at a price per share of Common Stock, prior to underwriter commissions and offering expenses, of not less than $4.75 per share (taking into account the stock splits as stock dividends effected by the Corporation with respect to the Junior Common Stock in July 1996 and on December 14, 1998 and as otherwise appropriately adjusted for any stock split, dividend, combination, recapitalization or the like) and an aggregate offering price (before deduction of underwriter commissions and offering expenses) of not less than $10,000,000; or (ii) Voting Common at the then effective Conversion Prices upon the written election of holders of not less than two-thirds of the then outstanding Series A Preferred at any time following such time as the Corporation shall become subject to the reporting requirements of Section 15(d) or Section 12(g) of the Securities Exchange Act of 1934, as amended (or any comparable successor law); or (iii) Non-Voting Common at the then effective Conversion Prices upon the written election of holders of not less than two-thirds of the then outstanding Series A Preferred at any other time. In the event of the automatic conversion of the Series A Preferred upon a public offering as aforesaid in subsection (i) above, the person(s) entitled to receive the Voting Common issuable upon such conversion of Series A Preferred shall not be deemed to have converted such Series A Preferred until immediately prior to the closing of such sale of securities.

                  (c)  CONVERSION OF COMMON.

                       (i) AUTOMATIC CONVERSION OF NON-VOTING COMMON. Each share of Non-Voting Common shall automatically be converted into one share of Voting Common upon such time as the Corporation shall become subject to the reporting requirements of Section 15(d) or Section 12(g) of the Securities Exchange Act of 1934, as amended (or any comparable successor law). In the event of the automatic conversion of the Non-Voting Common as aforesaid, the person(s) entitled to receive the Voting Common issuable upon such conversion of Non-Voting Common shall not be deemed to have converted such Non-Voting Common until immediately prior to the time the Corporation becomes a reporting company as aforesaid.

                      (ii) OPTIONAL CONVERSION OF VOTING COMMON INTO NON-VOTING COMMON. A holder of a share of Voting Common may at any time convert such share into one share of Non-Voting Common by surrendering the certificate therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Voting Common and by giving written notice of such election to the Corporation at such office. The Corporation shall, as soon as practicable after such delivery, issue and deliver at such office to such holder of Voting Common, a certificate for the number of shares of Non-Voting Common to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of shares to be converted and the person or persons entitled to receive the shares of Non-Voting Common issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Non-Voting Common on such date. The Corporation shall take all appropriate actions necessary to increase the number of Non-Voting Common to enable the conversion of the Voting Common as provided herein.

                     (iii) AUTOMATIC CONVERSION OF CLASS B COMMON. Each share of Class B Common shall automatically be converted into shares of (i) Voting Common at the then effective Conversion Price upon the closing of a Qualified Public Offering; or (ii) Voting Common at the then effective Conversion Price upon the written election of holders of not less than a majority of the then outstanding Class B Common, voting as a class, at any other time. In the event of the automatic conversion of the Class B Common upon a Qualified Public Offering, the person(s) entitled to receive the Voting Common issuable upon such conversion of Class B Common shall not be deemed to have converted such Class B Common until immediately prior to the closing of such Qualified Public Offering.

                  (d) MECHANICS OF CONVERSION. No fractional shares of Junior Common Stock shall be issued upon conversion of Series A Preferred or Class B Common. In lieu of any fractional shares to which the holder would otherwise be entitled (after aggregating all shares of Series A Preferred and Class B Common held by such holder such that the maximum number of whole shares of Junior Common Stock is issued to such holder upon conversion), the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Prices. Before any holder of Series A Preferred or Class B Common shall be entitled to convert the same into full shares of Junior Common Stock and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred or Class B Common, as applicable, and shall give written notice to the Corporation at such office that he elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to paragraph (b) or (c) hereof, the outstanding shares of Series A Preferred, Class B Common and Non-Voting Common shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Voting Common issuable upon such automatic conversion unless the certificates evidencing such shares of Series A Preferred, Class B Common or Non-Voting Common are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

         The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Series A Preferred, Class B Common or Non-Voting Common, a certificate or certificates for the number of shares of Junior Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred or Class B Common to be converted, or, in the case of automatic conversion, on the date of closing of the offering or the date of written election to convert, and the person or persons entitled to receive the shares of Junior Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Junior Common Stock on such date.

                       (e)  ADJUSTMENTS OF CONVERSION PRICE FOR DILUTING ISSUES.

                            (i)  ADJUSTMENTS FOR DILUTIVE ISSUANCES.

                                 A.  SPECIAL DEFINITIONS.  For purposes of this
         Section 4(e), the following definitions shall apply:

                                     (1)  "OPTIONS" shall mean rights, options
                  or warrants to subscribe for, purchase or otherwise acquire either Junior Common Stock or Convertible Securities.

                                     (2)  "ORIGINAL ISSUE DATE" shall mean the
                  date on which the first share of Class B Common was first issued.

                                     (3)  "CONVERTIBLE SECURITIES" shall mean
     any evidences of indebtedness, shares or other securities convertible into or exchangeable for Junior Common Stock.

                                     (4)  "ADDITIONAL SHARES OF COMMON STOCK"
     shall mean all shares of Junior Common Stock issued (or, pursuant to Section 4(e)(i)(C), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Junior Common Stock issued or issuable:

                                          (aa)  upon conversion of the Series A
          Preferred into Junior Common Stock or upon conversion of the Class B Common into Voting Common or upon conversion of the Non-Voting Common in Voting Common or upon conversion of the Voting Common into Non-Voting Common;

                                          (bb)  to directors and employees of,
          consultants to, the Corporation pursuant to an option plan, purchase plan or other employee or consultant incentive plan, pursuant to stock grants or any other plan or arrangement approved by the Compensation Committee of the Board of Directors; or

                                          (cc)  as a dividend or distribution on
          Series A Preferred or Class B Common or pursuant to any event for which adjustment is made pursuant to subparagraph (e)(ii), (iii) or
          (iv) hereof.

                                     (5) "ISSUE PRICE" with respect to any
          issuance of Additional Shares of Common Stock shall mean the price per share obtained by dividing the total consideration received by the Corporation in respect of such Additional Shares of Common Stock, computed in accordance with Section 4(e)(i)(E) hereof, by the aggregate number of shares of such Additional Shares of Common Stock issued, computed in accordance with Section 4(e)(i)(C) hereof.

               B. NO ADJUSTMENT OF CONVERSION PRICE. No adjustment in the Conversion Price of a particular share of Class B Common shall be made hereunder in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to, such issue for such share of Class B Common.

               C.  DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON STOCK.

                                     (1)  OPTIONS AND CONVERTIBLE SECURITIES.
               Except as otherwise provided in Section 4(e)(i)(B), in the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Junior Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue of Options or Convertible Securities or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4(e)(i)(E) hereof) of such Additional Shares of Common Stock would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                                                 (aa)  no further adjustment in
                    the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Junior Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                                                 (bb)  upon the expiration of
                    any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                                                       (I)  in the case of
                    Convertible Securities or Options for Junior Common Stock, the only Additional Shares of Common Stock issued were shares of Junior Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and


                                                       (II)  in the case of
                    Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                                                 (cc)  no readjustment pursuant
                    to clause (bb) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or
                    (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and

                                                 (dd)  in the case of any
                    Options which expire by their terms not more than thirty
                    (30) days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options.



               D. ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. In the event the Corporation shall after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(e)(i)(C)) without consideration or for a consideration per share less than the Conversion Price of the Class B Common in effect on the date of and immediately prior to such issue, then and in such event such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Junior Common Stock outstanding immediately prior to such issue plus the number of shares of Junior Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Junior Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; and provided further that, for the purposes of this Section 4(e)(i), all shares of Junior Common Stock issuable upon conversion of outstanding Options, Convertible Securities, Series A Preferred and Class B Common (but not including shares of Voting Common issuable upon conversion of Non-Voting Common) shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock are deemed issued pursuant to Section 4(e)(i)(C), such Additional Shares of Common Stock shall be deemed to be outstanding.

               E.  DETERMINATION OF CONSIDERATION.  For purposes of this
Section 4(e), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                  (1)  CASH AND PROPERTY:  Such consideration shall:

                       (aa) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                       (bb) insofar as it consists of services or property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                       (cc) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses
          (aa) and (bb) above, as determined in good faith by the Board of Directors.

                  (2) OPTIONS AND CONVERTIBLE SECURITIES. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(e)(i)(C), relating to Options and Convertible Securities, shall be determined by dividing

                      (aa) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise in full of such Options or the conversion or exchange in full of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise in full of such Options for Convertible Securities and the conversion or exchange in full of such Convertible Securities, by

                      (bb) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise in full of such Options or the conversion or exchange in full of such Convertible Securities.

                            (ii) ADJUSTMENTS FOR SUBDIVISIONS, COMBINATIONS OR CONSOLIDATIONS OF COMMON STOCK. In the event the outstanding shares of Junior Common Stock shall be subdivided (by stock split, stock dividend or otherwise), into a greater number of shares of Junior Common Stock, the Conversion Prices of the Series A Preferred and the Class B Common then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased (it being understood that the Conversion Price for the Series A Preferred has been heretofore adjusted to take into account the stock splits as stock dividends effected by the Corporation with respect to the Junior Common Stock in July 1996 and on December 14,
     1998). In the event the outstanding shares of Junior Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Junior Common Stock, the Conversion Prices of the Series A Preferred and the Class B Common then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased. The Corporation shall not subdivide, combine or consolidate any series of Junior Common Stock without effecting a proportional subdivision, combination or consolidation of all other series of Junior Common Stock.

                           (iii) ADJUSTMENTS FOR OTHER DISTRIBUTIONS. In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Junior Common Stock entitled to receive, any distribution payable in securities of the Corporation other than shares of Junior Common Stock and other than as otherwise adjusted in this Section 4, then and in each such event provision shall be made so that the holders of Series A Preferred and Class B Common shall receive upon conversion thereof, in addition to the number of shares of Junior Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their shares of Series A Preferred or Class B Common been converted into Junior Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Series A Preferred or Class B Common. The Corporation shall not distribute securities of the Corporation to holders of any series of Junior Common Stock without effecting a proportional and equivalent distribution to the holders of all other series of Junior Common Stock.

                       (iv) ADJUSTMENTS FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If the Junior Common Stock issuable upon conversion of the Series A Preferred or the Class B Common shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision, combination or consolidation of shares provided for above), the Conversion Prices of the Series A Preferred and the Class B Common then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series A Preferred and the Class B Common shall be convertible into, in lieu of the number of shares of Junior Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Junior Common Stock that would have been subject to receipt by the holders upon conversion of such shares of Series A Preferred or the Class B Common immediately before that change. No series of Junior Common Stock shall be so changed into shares of any other class or classes of stock unless a proportional and equivalent change shall be made with respect to all other series of Junior Common Stock.

                        (f) NO IMPAIRMENT. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Non-Voting Common, Series A Preferred and Class B Common against impairment.

                        (g) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Non-Voting Common, Series A Preferred and Class B Common a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Non-Voting Common, Series A Preferred or Class B Common, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Prices at the time in effect, and (iii) the number of shares of Junior Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Non-Voting Common, Series A Preferred or Class B Common.

         5        STATUS OF CONVERTED STOCK. In case any shares of Series A
Preferred or Class B Common shall be converted pursuant to Section 4 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation. From time to time, the Certificate of Incorporation of the Corporation shall be appropriately revised to reflect the corresponding reduction in the Corporation's authorized capital stock.

         6        REDEMPTION.

                  (a) REDEMPTION UPON REQUEST. At any time following January 15, 2003, the holders of not less than a majority of the outstanding shares of Class B Common shall have the right to require the Corporation to redeem up to the Redemption Percentage (as set forth below) of the Class B Common held by all holders of Class B Common at the Redemption Price. The foregoing election shall be made by such holders giving the Corporation and each of the other holders of Class B Common not less than thirty (30) days prior written notice, setting forth the date for such redemption, which redemption date shall be no earlier than sixty (60) days after the expiration of such 30-day notice period. The "Redemption Percentage" for each holder of Class B Common shall equal the following cumulative percentage of each such holder's Class B Common for the applicable time periods set forth below, in each case reduced by the cumulative percentage of each such holder's Class B Common previously redeemed pursuant to this Section 6(a):


                   TIME PERIODS              REDEMPTION PERCENTAGE
                   ------------              ---------------------
          One year period following
          January 15, 2003                         33.3%

          One year period following
          January 15, 2004                         66.7%

          One year period following
          January 15, 2005 and
          each year thereafter                    100.0%


                  (b) REDEMPTION DATE; REDEMPTION PRICE. Upon the election of the holders of not less than a majority the outstanding Class B Common to require the Corporation to redeem the Class B Common pursuant to Section 6(a), all holders of Class B Common shall be deemed to have elected to require the Class B Common to be so redeemed in accordance with the terms thereof. The date upon which a redemption is to occur (whether or not such redemption actually does occur) in accordance with Section 6(a) shall be referred to as a "Redemption Date." The redemption price for each share of Class B Common redeemed hereunder shall be equal to the sum of (i) $6.388051 per share (as originally issued and appropriately adjusted for stock splits and the like) plus
(ii) all declared but unpaid dividends thereon, if any, through the Redemption Date (the "Redemption Price"). If at Redemption Date shares of Class B Common are unable to be redeemed (as contemplated by Section 6(c) below), then holders of Class B Common shall also be entitled to dividends and interest pursuant to Sections 6(c) and (d). The aggregate Redemption Price shall be payable in cash in immediately available funds to the respective holders of the Class B Common on the Redemption Date (subject to Section 6(c)). Upon any redemption of the Class B Common as provided herein, holders of fractional shares shall receive proportionate amounts in respect thereof. Until the aggregate Redemption Price has been paid for all shares of Class B Common being redeemed pursuant to this
Section 6(a): (A) no dividend whatsoever shall be paid or declared, and no distribution shall be made, on any capital stock of the Corporation ranking on liquidation junior to the Class B Common; and (B) no shares of capital stock of the Corporation (other than the Class B Common in accordance with this Section 6) shall be purchased, redeemed or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof.

                  (c) REDEMPTION PROHIBITED. If, at a Redemption Date, the Corporation is prohibited under the General Corporation Law of the State of Delaware from redeeming, or otherwise fails to redeem, all shares of Class B Common for which redemption is required hereunder, then it shall redeem such shares on a pro-rata basis among the holders of Class B Common in proportion to the full respective redemption amounts to which they are entitled hereunder to the extent possible and shall redeem the remaining shares to be redeemed as soon as the Corporation is not prohibited from redeeming some or all of such shares under the General Corporation Law of the State of Delaware. Any shares of Class B Common not redeemed shall remain outstanding and entitled to all of the rights and preferences provided in this Article Fourth. Subject to the Corporation's fulfillment of its fiduciary duties to all constituencies of the Corporation, the Corporation shall take such action as shall be reasonable under the circumstances to review and promptly remove any impediment to its ability to redeem Class B Common under the circumstances contemplated by this Section 6(c). In the event that the Corporation fails for any reason to redeem shares for which redemption is required pursuant to this Section 6, including without limitation due to a prohibition of such redemption under the General Corporation Law of the State of Delaware, then during the period from the applicable Redemption Date through the date on which such shares are redeemed, the Redemption Price of such shares that the Corporation has failed to redeem shall bear interest, with such interest to accrue daily in arrears and to be compounded annually, at the rate of fifteen percent (15%) per annum.

                  (d) DIVIDEND AFTER REDEMPTION DATE. From and after a Redemption Date, no shares of Class B Common subject to redemption shall be entitled to dividends, if any, as contemplated by Section 1; PROVIDED, HOWEVER, that in the event that shares of Class B Common are unable to be redeemed and continue to be outstanding in accordance with Section 6(c), such shares shall continue to be entitled to dividends and interest thereon as provided in Sections 1 and 6(c) until the date on which such shares are actually redeemed by the Corporation.

                  (e) SURRENDER OF CERTIFICATES. Upon receipt of the Redemption Price by certified check or wire transfer, each holder of shares of Class B Common to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, duly assigned or endorsed for transfer (or accompanied by duly executed stock powers relating thereto), or, in the event the certificate or certificates are lost, stolen or missing, shall deliver an affidavit or agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith with respect to such certificates at the principal executive office of the Corporation or the office of the transfer agent for the Class B Common and each surrendered certificate shall be canceled and retired; PROVIDED, HOWEVER, that if the Corporation is prohibited from redeeming shares of Class B Common as provided in Section

6(c), the holder shall not be required to surrender said certificate(s) to the Corporation until such holder has received a new stock certificate for those shares of Class B Common not so redeemed.

         FIFTH. The Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation, but the stockholders may make additional Bylaws and may alter or repeal any Bylaw whether adopted by them or otherwise.

         SIXTH. Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the Corporation.

         SEVENTH.

                  1. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, trustee, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                  2. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, trustee, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery


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

         of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court Chancery of the State of Delaware or such other court shall deem proper.

                  3. To the extent that any person referred to in Paragraphs (1) and (2) of this Article SEVENTH has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to therein, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                  4. Any indemnification under paragraphs (1) and (2) of this Article SEVENTH (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, trustee, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such paragraphs (1) and (2) of this Article SEVENTH. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or
         (b) if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

                  5. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of any undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article SEVENTH. Such expenses (including attorneys' fees) incurred by other employees and agents of the Corporation may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

                  6. The indemnification and advancement of expenses provided by, or granted pursuant to, the other Paragraphs of this Article SEVENTH shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

                  7. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, trustee, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred


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

          by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article SEVENTH.

                  8. For purposes of this Article SEVENTH, references to "the Corporation" include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued would have had power and authority to indemnify its directors, officers and employees or agents so that any person who is or was a director, trustee, officer, employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, trustee, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article SEVENTH with respect to the resulting or surviving Corporation as he would have with respect to such constituent Corporation if its separate existence had continued.

                  9. For purposes of this Article SEVENTH, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, trustee, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, trustee, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article SEVENTH.

                  10. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article SEVENTH shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                  EIGHTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the General Corporation Law of the State of Delaware as in effect when such breach occurred. No amendment or repeal of this Article EIGHTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.


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


         IN WITNESS WHEREOF, NetScout Systems, Inc. has caused this certificate to be executed by Narendra Popat, its President, this 15th day of January, 1999.



                                NETSCOUT SYSTEMS, INC., a Delaware corporation



                                By: /S/ NARENDRA POPAT
                                    --------------------------------------------
                                    Narendra Popat, President

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